Exhibit 11

Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Suite 1200
Pittsburgh, PA 15222
412.288.3131
Fax 412.288.3063

________, 2010                                                   Form of Opinion

The Directors of
Cash Trust Series, Inc.
4000 Ericsson Drive
Warrendale, Pennsylvania 15086-7561

Ladies and Gentlemen:

Government Cash Series (the “Fund”), a portfolio of Cash Trust Series, Inc., a Maryland corporation, proposes to acquire the assets of Hilliard-Lyons Government Fund, Inc., in exchange for shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated April 7, 2010 (“Agreement”), included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended (“N-14 Registration”).

As counsel to the Fund we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Articles of Incorporation dated February 1, 1993 (“Articles”), the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Fund is duly organized and validly existing pursuant to the Articles.

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Articles upon receipt of consideration sufficient to comply with the provisions of the Articles and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,

GFM
RKM